                                      L E A S E


                                    By and Between

                                Carol A. Haas, Trustee

                                      (Landlord)

                                         and

                                 Towne Bancorp, Inc.

                                       (Tenant)
















                                                     PREMISES:  Perrysburg, Ohio


08/18/95

                                  TABLE OF CONTENTS

  ARTICLE                                                            PAGE NO.
  -------                                                            --------

    1    PREMISES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    2    PARKING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    3    TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    4    CONSTRUCTION OF PREMISES AND POSSESSION . . . . . . . . . . . . 3
    5    RENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    6    OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    7    UTILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . .10
    8    TENANT'S REPAIRS. . . . . . . . . . . . . . . . . . . . . . . .10
    9    CONFORMITY WITH LAW . . . . . . . . . . . . . . . . . . . . . .11
    10   TENANT'S FIXTURES AND SIGNS . . . . . . . . . . . . . . . . . .12
    11   ALTERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .13
    12   SURRENDER OF PREMISES . . . . . . . . . . . . . . . . . . . . .13
    13   ACCESS BY LANDLORD. . . . . . . . . . . . . . . . . . . . . . .14
    14   LANDLORD'S REMEDIES UPON DEFAULT. . . . . . . . . . . . . . . .14
    15   DEMAND FOR RENT . . . . . . . . . . . . . . . . . . . . . . . .16
    16   DAMAGE BY FIRE OR CASUALTY. . . . . . . . . . . . . . . . . . .16
    17   SUBORDINATION OF LEASE. . . . . . . . . . . . . . . . . . . . .18
    18   HOLDING OVER. . . . . . . . . . . . . . . . . . . . . . . . . .19
    19   WAIVER OF SUBROGATION . . . . . . . . . . . . . . . . . . . . .20
    20   EMINENT DOMAIN. . . . . . . . . . . . . . . . . . . . . . . . .20
    21   NON-WAIVER OF DEFAULT . . . . . . . . . . . . . . . . . . . . .22
    22   QUIET ENJOYMENT . . . . . . . . . . . . . . . . . . . . . . . .22
    23   RECORDING . . . . . . . . . . . . . . . . . . . . . . . . . . .23
    24   ACCEPTANCE OF LEASE . . . . . . . . . . . . . . . . . . . . . .24
    25   NOTICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
    26   TAX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
    27   TRANSFER OF LANDLORD'S INTEREST . . . . . . . . . . . . . . . .25
    28   RIGHT OF FIRST REFUSAL. . . . . . . . . . . . . . . . . . . . .26
    29   PUBLIC LIABILITY INSURANCE. . . . . . . . . . . . . . . . . . .26
    30   ASSIGNMENT AND SUBLETTING . . . . . . . . . . . . . . . . . . .27
    31   ESTOPPEL CERTIFICATES . . . . . . . . . . . . . . . . . . . . .28
    32   FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . .28
    33   TIME OF THE ESSENCE . . . . . . . . . . . . . . . . . . . . . .29
    34   LIMITATION OF LANDLORD'S LIABILITY. . . . . . . . . . . . . . .29
    35   USE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
    36   RENTAL TAXES. . . . . . . . . . . . . . . . . . . . . . . . . .29
    37   LATE CHARGE . . . . . . . . . . . . . . . . . . . . . . . . . .30
    38   CONDITIONS PRECEDENT TO LANDLORD'S OBLIGATIONS. . . . . . . . .30
    39   RISK OF LOSS FOR PERSONAL PROPERTY OR BUSINESS. . . . . . . . .31

                                      THIS LEASE


    Made in Sylvania, Ohio this          day of                        , 1995,
by and between Carol A. Haas, Trustee, of 3333 E. Florida Avenue, House 102, Denver, Colorado 80210 (hereinafter called "Landlord"), and Towne Bancorp, Inc., of P. O. Box 202, Perrysburg, Ohio 43552 (hereinafter called "Tenant").

                                     WITNESSETH:

ARTICLE 1.    PREMISES.

    Landlord does hereby let and lease unto Tenant premises situated in the City of Perrysburg, County of Wood, and State of Ohio, and known and described as follows, to wit:

    A certain free-standing, one story bank building (hereinafter known as "Premises"). A legal description of the real property upon which the Premises are located (hereinafter known as the "Property") is attached hereto as Exhibit "A" and made a part hereof.

    The Premises shall have approximately                 square feet of
interior space as outlined in red on the plot plan of the Property attached hereto as Exhibit "B" and made a part hereof for the purpose of more specifically locating the Premises.

    In determining the square footage of the Premises, measurements shall be from the center of all common walls and the outside of all exterior walls.

ARTICLE 2.    PARKING.

    Tenant and Tenant's visitors, customers, agents and employees shall have the exclusive right, without charge, to use all sidewalks, driveways, service areas, and parking spaces on the Property or made available for the use thereof together with the right to use and enjoy any appurtenances thereto, now or hereafter in existence. Tenant shall keep all sidewalks, driveways, service areas, and parking spaces open and accessible at all times, except for temporary closing for repairs and maintenance. Tenant shall comply with the minimum parking requirements of the municipality.

ARTICLE 3.    TERM.

    The term of this Lease shall commence on the Commencement Date (as hereinafter defined) and terminate on the last day of the twentieth (20th) consecutive Lease Year (as hereinafter defined) thereafter unless sooner terminated as provided herein.

    The "Commencement Date" as used herein is defined as the earlier of either:

    (a) the thirtieth (30th) day after Landlord delivers and Tenant accepts possession of the Premises (subject to the provisions of Article 4) fully completed in accordance with Tenant's plans and specifications approved as outlined in Article 4; or

    (b)  when Tenant shall open the Premises for banking business;

but shall be extended by the number of days of delay (but in no event longer than ten (10) days) resulting from strikes, casualties, Tenant's inability to secure necessary licenses or any other cause beyond Tenant's control.

    The term "Lease Year" as used herein shall mean a period of twelve (12) consecutive full calendar months. The first Lease Year shall begin on the Commencement Date if the Commencement Date shall occur on the first day of a calendar month; if not, then the first Lease Year shall commence upon the first day of the calendar month next following the Commencement Date and shall include the period between the Commencement Date and the first day of the next following calendar month. References herein to the term of this Lease shall include all extended terms unless limited specifically or by context to the initial term.

ARTICLE 4.    CONSTRUCTION OF PREMISES AND POSSESSION.

    Landlord represents and warrants it has no knowledge of any present or previous use of the Premises or the Property, or the presence therein or thereupon of any substance or material which might be construed as creating an environmental hazard, including but not limited to, the deposit, storage, and/or disposal of hazardous wastes or substances.

    Tenant agrees to construct the Premises as reflected on Exhibit "B", after Landlord's approval of plans and specifications, which approval will not be unreasonably withheld, in a good and workmanlike manner, with a maximum cost of building construction, construction loan interest, site acquisition, site improvements, engineering and architectural costs, permits, construction management, and whatever other costs that would be associated with the Premises and Property, not to exceed One Million Dollars ($1,000,000.00), which shall be paid by Landlord in customary draws with both architectural and title company written approval prior to each draw. Tenant shall pay all sums for the aforesaid Property and Improvements on the Premises in excess of one Million Dollars ($1,000,000.00). The Premises are to be constructed in accordance with architectural drawings prepared by Tenant or Tenant's architect, and approved by Landlord as aforesaid. No changes from said approved plans and specifications shall be made without the approval of Landlord and Tenant in writing.

    Within thirty (30) days after the date this Lease is signed by both parties, Tenant shall prepare, at Tenant's sole cost and expense, final architectural drawings for the Premises in conformance with the requirements of Tenant's plans and specifications and any applicable laws, ordinances, rules and regulations of any public authority or Board of Insurance Underwriters or similar agency having jurisdiction over the construction of the Premises, and deliver same to

Landlord for Landlord's approval as aforesaid, which approval shall not be unreasonably withheld. Landlord shall notify Tenant within five (5) days after receipt of the architectural drawings of Landlord's approval or disapproval of same. In the event Landlord shall not approve such architectural drawings, Landlord shall notify Tenant in writing of any reasonable changes required by Landlord and consistent with the plans and specifications originally submitted by Tenant to Landlord. Tenant shall incorporate any such changes and deliver to Landlord within five (5) days after receipt of such notice, the final architectural drawings, as altered, for Landlord's approval. Landlord shall notify Tenant within five (5) days after receipt of the altered final drawings of Landlord's approval or disapproval of same.

    Tenant shall commence construction of the Premises within two (2) months from the date hereof, and in the event Tenant shall fail to commence construction by said date, Landlord may cancel this Lease at any time thereafter prior to the commencement of construction. Construction shall be deemed to have commenced after the footings and foundations shall have been completed and all building permits issued.

    Tenant shall provide or cause to be provided as part of the original installation in the Premises, the necessary mains, conduits, lines, utility meters, and facilities in order that gas, electricity, water and sewer services may be furnished to the Premises, which costs shall be included in total construction cost.

    Tenant shall be responsible for obtaining any required occupancy permit for the Premises as a condition precedent to the commencement of the term of this Lease and Tenant's obligations hereunder.

ARTICLE 5.    RENT.

    (a) Tenant hereby covenants and agrees to pay Landlord as Fixed Rent for the Premises during the term of this Lease the sum of Eight Thousand Five Hundred Dollars ($8,500.00) per month during Lease Years 1 through 3; the sum of Nine Thousand Four Hundred Seventeen and 42/100 Dollars ($9,417.42) per month during Lease Years 4 through 5, plus any increases in the Landlord's mortgage payment; and for Lease Years 6 through 20, the rent shall be the monthly rental of Lease Years 4 through 5, plus any increases in the Landlord's mortgage payment and also shall be increased by the CPI adjustment, not to exceed ten percent (10%), every five (5) years, beginning in Lease Year 6. The month of December in the year 1995 would be the bass month and year for the CPI increase for Lease Years 2000 through 2005. The month of December in the year 2000 would be the base month and year for the CPI increase for Lease Years 2005 through 2010. The month of December in the year 2005 would be the base month and year for the CPI increase for Lease Years 2010 through 2015. The CPI used to calculate any CPI adjustments under this Lease would be the Consumer Price Index
(CPI) US Cities Average, CPI-W, 1982-84 base. Each monthly rental payment is payable in advance upon the first day of every calendar month during said term. Fixed Rent shall be prorated for any fraction of a month. Until further notice from Landlord to Tenant, rent checks shall be payable and mailed to Landlord at:

         Carol A. Haas, Trustee
         c/o Gerdenich & Co.
         5415 Monroe Street
         Toledo, Ohio 43623
         Attn: James Ostrowski, President

    (b) As additional rent, Tenant will also pay Landlord at the end of each Lease Year the sum of Twenty-Five Thousand Dollars ($25,000.00) in the form of common stock of Towne

Bancorp, Inc. The number of common stock shares to be issued and delivered by Tenant to Landlord would be based upon the price of the stock offered to the public at the beginning of the first five-year period of this Lease. During the last three (3) five-year periods of this Lease, the number of common stock shares to be issued and delivered to Tenant by Landlord would be based upon the price of the stock offered to the public at the beginning of the sixth, eleventh, and sixteenth year(s) of this Lease.

ARTICLE 6.    OPTIONS.

    (a) Tenant shall have right to extend the term of this Lease for two (2) additional consecutive periods of five (5) years each, upon the same terms and conditions, except Fixed Rent, as provided in the original term of this Lease, upon the condition that Tenant notifies Landlord in writing of its intention to extend at least one hundred eighty (180) days prior to the date of commencement of each such extension term and thereupon, this Lease shall be so extended without the execution of any further document. Fixed Rent during each of the five-year option periods shall be the monthly rent paid during the twentieth
(20th) year of the Lease, plus CPI increase not to exceed ten percent (10%) for the first five-year option period, and ten percent (10%) CPI increase for the second five-year option period. The month of September in the year 2010 would be the base month and year for the CPI increase for the Lease Years 2015 through 2020 (first option period), and the month of September in the year 2015 would be the base month and year for the Lease Years 2020 through 2025 (second option period).

    In addition to the Fixed Rent, Tenant will also pay Landlord at the end of each Lease Year the sum of Twenty-Five Thousand Dollars ($25,000.00) in cash or in the form of common stock of the Towne Bancorp, Inc. The number of common stock shares to be issued and delivered by Tenant to Landlord would be based upon the price of the stock offered to the public at the beginning of each of the two (2) five-year option periods of this Lease, i.e. year 2015 and year 2020.

    (b) Provided that Tenant has fully complied with the terms and conditions of this Lease, Tenant is hereby given an option to purchase the Premises and Property at the end of every five-year period of this Lease by giving written notice to the Landlord of the exercise of its option to purchase at least one hundred twenty (120) days prior to the expiration of the respective five-year periods. The purchase price would be One Million Dollars ($1,000,000.00) plus appreciation of two percent (2%) per year or the sum of One Million One Hundred Four Thousand Eighty-One Dollars ($1,104,081.00), plus deferred rent of $16,514.00, after the first five-year period, the sum of One Million Two. Hundred Thirteen Thousand Nine Hundred Ninety-Five Dollars ($1,213,995.00) after the end of the second five-year period, the sum of One Million Three Hundred Forty-Five Thousand Eight Hundred Seventy Dollars ($1,345,870.00) after the end of the third five-year period, and the sum of One Million Four Hundred Eighty-Five Thousand Nine Hundred Thirty-Nine Dollars ($1,485,939.00) after the end of the fourth five-year period.

    In the event that Landlord's mortgage rate interest at any time during the Lease term is in excess of twelve percent (12%), Tenant shall have the right to exercise their option to purchase the Property and Premises based on the valuation formula as set forth above, plus any unpaid deferred rent of $642.00 per month effective in Lease Years 4 through 10, and if this purchase takes place between Lease Years 6-10, the Purchaser shall be given credit towards the purchase price of one-third (1/3) of the principal reduction in the loan.

    In the event Tenant exercises its option to purchase after ten (10) years of occupancy by Tenant, Landlord will give Tenant a credit on the purchase price for one-half (1/2) of the loan equity, up to a maximum of One Hundred Thousand Dollars ($100,000.00), based on the original loan amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) and term of twenty (20) years, subject to any interest rate fluctuations under the loan agreement.

    In the event of the exercise by the Tenant of this option to purchase the Premises and the Property, Landlord shall furnish Tenant with a preliminary letter for a guaranteed certificate of title, such as title insurance, at Tenant's cost. Said preliminary letter shall show good and merchantable title of record in the Landlord, subject to easements and restrictions of record and mortgage(s) to be discharged at closing.

ARTICLE 7.    UTILITIES.

    Tenant shall pay when due, all bills for gas, water, electricity and other utilities supplied to the Premises after the date Tenant accepts possession of the Premises and until expiration of the term. Tenant, at its own expense, shall install separate meters for the utilities used in the Premises in compliance with the outlined specifications and requirements of the utility supplier.

ARTICLE 8.    TENANT'S REPAIRS.

    Tenant agrees to keep and maintain (including repair and/or replacement when necessary) the interior and exterior of the Premises, including doors and windows in good condition and repair, and Tenant shall maintain, repair and make replacements to the heating, ventilating, air conditioning, plumbing, gas, electrical and other similar units and systems within or exclusively serving the Premises, as well as roof, parking lot, and driveways. Tenant shall be required to make structural repairs. Tenant shall provide rubbish removal from the Premises and for removal of all rubbish from the Property which is generated by or from the Premises. The parties hereto understand that this

Lease is a triple net lease with the Tenant paying for all taxes and assessments on the Property, insurance and maintenance costs as aforesaid, including the building structure and roof.

ARTICLE 9.    CONFORMITY WITH LAW.

    Tenant will use and occupy the Premises and appurtenances in a careful, safe and proper manner and comply with the valid requirements of the proper public officials regarding the manner in which Tenant conducts its business. Tenant will not use the Premises for any unlawful purpose nor commit or suffer waste thereon. To the extent of Landlord's control thereof, Landlord warrants that the Premises are in conformity with applicable building and zoning codes and other laws, ordinances and regulations of any authority having jurisdiction. Tenant shall at its own risk and expense remove and dispose of any hazardous or toxic material or underground storage tank present in or on the Premises or the Property. Landlord shall not grant any occupancy rights in the sidewalk space in front of the Premises or in the parking or other areas of the Property without Tenant's consent.

    If at any time during the term of this Lease or any extension thereof, any governmental agency or other authority having jurisdiction requires repairs, alterations, additions or remedial action to the Premises or to the systems serving the Premises and the same is brought about by reasons involving the bank, or other business conducted by Tenant, or involving Tenant's manner of use of the Premises or Property, all consequential actions shall be at Tenant's sole cost and expense.

ARTICLE 10.   TENANT'S FIXTURES AND SIGNS.

    Tenant may install, operate and maintain in or on the Premises, machinery and any other mechanical equipment, pipes, conduits,. ducts and communication antennas as required and in so doing shall comply with all lawful requirements. Any roof penetration shall require the prior consent of Landlord. Tenant shall, at all times, have the right to remove all fixtures, machinery, equipment, appurtenances or other property furnished or installed by Tenant, it being expressly understood and agreed that said property shall not become part of the Premises, but shall at all times be and remain the property of Tenant and not subject to any Landlord's lien. Tenant shall repair all damage caused by its removal of its property. Landlord waives all rights which it may now or hereafter have under law or by virtue of this Lease or Tenant's occupancy of the Premises to levy upon, claim or assert a lien upon or right or title to any or all of Tenant's personal property now or hereafter installed on or located at the Premises, by reason of rentals due hereunder or for any monetary obligations arising by reason of or default under this Lease.

    All exterior signs installed by Tenant shall be at its own cost and expense and in conformity with the rules and regulations of the local governmental authorities having jurisdiction, however Landlord agrees, at Tenant's cost and expense, to cooperate with Tenant in approving, locating, obtaining permits, erecting and supplying electricity to such sign. No exterior sign shall be installed without the Landlord's approval as to design, placement and method of attachment to the Premises, which approval shall not be unreasonably withheld or delayed.

ARTICLE 11.   ALTERATIONS.

    Tenant may at its own cost and expense make changes and alterations to the interior of the Premises but shall obtain Landlord's consent, which consent shall not be reasonably withheld, before making any changes to the building structure. In the event Tenant has not received written objections from Landlord within thirty (30) days after submission of Tenant's written request for its consent, Landlord, not so responding within said thirty (30) day period, shall be deemed to have consented thereto. If requested by Tenant, Landlord, at Tenant's cost and expense, shall cooperate in securing necessary permits and authority. Tenant shall not permit any mechanics' or other liens to stand against the Premises or Property for work or material furnished to Tenant or to the Premises or Property by its contractor, subcontractors, or materialmen or their respective subs and suppliers.

ARTICLE 12.   SURRENDER OF PREMISES.

    Tenant will surrender and deliver possession of the Premises to Landlord upon the expiration of this Lease or its termination in any way, in good condition and repair (loss by fire; acts of God; ordinary wear and decay; casualty; neglect, fault or default of Landlord; taking by eminent domain and alterations approved by Landlord excepted) and deliver the keys to the office of Landlord or Landlord's agent. Any property not removed by Tenant upon surrender or abandonment of the Premises shall be deemed abandoned.

ARTICLE 13.   ACCESS BY LANDLORD.

    Landlord may have free access to the Premises during business hours for the purpose of examining same. During the last six (6) months of the term of this Lease, provided the same shall not interfere with Tenant's business, Landlord may have access to the Premises for the purposes of exhibiting the Premises.

ARTICLE 14.   LANDLORD'S REMEDIES UPON DEFAULT.

    (a) In the event Tenant shall at any time fail to make timely payment of rent or perform any of its obligations under this Lease, and Tenant shall fail to remedy such failure within fifteen (15) days after receipt of written notice thereof from Landlord if said failure relates to payment of rent, or other monetary charges under this Lease, or within thirty (30) days after receipt of written notice thereof from Landlord if the failure relates to matters other than payment of rent or other monetary charges under this Lease, (but Tenant shall not be in default of a matter other than payment of rent or other monetary charges under this Lease if it commences to remedy same within thirty (30) days after such notice and proceeds therewith with due diligence) or if Tenant shall be adjudged a bankrupt or enter into an arrangement for the benefit of creditors under any state or federal insolvency law and such proceedings are not dismissed or terminated within sixty (60) days after the commencement thereof, then Landlord may declare the terms of this Lease terminated, enter into possession of the Premises and sue for all rents and damages accrued under this Lease or arising out of any violation hereof, or Landlord may sue without declaring this Lease void or entering into possession of the Premises and any recovery of rents shall be on a monthly basis as the same become due. Notwithstanding the recital of any specific remedies, Landlord shall likewise have all rights and remedies (except acceleration) to which Landlord is entitled either in law or equity.

    Notwithstanding the notice requirements set forth above, Landlord shall not be required to provide Tenant with more than two (2) fifteen-day notices during any twelve-month period for nonpayment of rent, or other charges payable by Tenant, before Landlord exercises its immediate rights upon default as set forth and permitted above.

    (b) Notwithstanding any other provisions contained in this Lease, in the event (i) Tenant or its successors or assignees shall become insolvent or bankrupt, or if it or their interests under this Lease shall be levied upon or sold under execution or other legal process, or (ii) the depository institution then operating on the Premises is closed, or is taken over by any depository institution supervisory authority ("Authority"), Landlord may, in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority; provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Landlord for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount equal to all accrued and unpaid rent to the date of termination.

ARTICLE 15.   DEMAND FOR RENT.

    No receipt of monies by Landlord from or on the account of Tenant or from anyone in possession or occupancy of the Premises after the termination in any way of this Lease, or after the giving of any notice of termination, shall reinstate, continue or extend the term of this Lease or affect any notice given to Tenant prior to the receipt of such money. After service of any notice of commencement of any suit or final judgment therein, Landlord may receive and collect any rent due and such collection or receipt shall not operate as a waiver of, nor affect such notice, suit or judgment.

ARTICLE 16.   DAMAGE BY FIRE OR CASUALTY.

    During the term of this Lease, Landlord agrees to carry standard form "All Risk" property insurance (or the insurance industry equivalent), including loss of rents insurance, on the Property wherein the Premises are situated and all improvements therein for one hundred percent (100%) of the full replacement thereof and shall provide Tenant with a certificate of insurance reflecting such coverage.

    Tenant shall reimburse Landlord for the premium for such insurance. Landlord shall make demand for reimbursement from Tenant for such insurance premium costs which shall be paid by Tenant within thirty (30) days of its receipt thereof. Each such demand for reimbursement shall be accompanied by a copy of the insurance premium invoice for which reimbursement is requested.

    If the Premises or a portion thereof shall be destroyed or injured by any cause insurable by standard policies of 'All Risk" insurance or its equivalent and such destruction or injury could reasonably be repaired within ninety (90) days thereafter, Landlord shall with diligence undertake and substantially complete repairs within ninety (90) days after the happening of such destruction or injury. If Tenant shall be deprived of the occupancy of any portion of the Premises due to any destruction or injury but can nevertheless continue to engage in its regular business, a rental abatement shall be allowed in proportion to the area rendered untenantable and continuing until the Premises are restored. No rent shall be payable during any period that Tenant is unable to engage in its regular business.

    If the destruction or injury cannot reasonably be repaired within ninety
(90) days after the happening thereof, Landlord shall notify Tenant within twenty-one (21) days after the happening of such destruction or injury whether or not Landlord will repair or rebuild. If Landlord elects not to repair or rebuild, this Lease shall be terminated. If Landlord shall elect to repair or rebuild, Landlord shall specify the time within which repairs or reconstruction will be completed and Tenant shall have the option within twenty-one (21) days after the receipt of such notice to elect either to terminate this Lease and further liability thereunder or to extend the term or renewal term of this Lease by a period of time equivalent to the period from the happening of such destruction or injury until the Premises are restored to their former condition. In the event Tenant elects to extend the term of the Lease, Landlord shall restore the Premises to their former condition within the time specified in the notice and Tenant shall be entitled to an abatement of rent in the manner hereinbefore set forth.

    Tenant shall remove the debris and repair and replace the property which may be removed by it upon surrender of the Premises. Landlord shall remove the debris and repair and replace the building and the interior of the Premises.

    If this Lease is terminated by reason of damage or destruction, Landlord shall refund all prepaid rentals and unearned charges, pro rated to the date of such termination.

ARTICLE 17.   SUBORDINATION OF LEASE.

    Upon the request of Landlord in writing, Tenant shall subordinate this Lease to the lien of any present or future first mortgage and/or ground lease of the Premises or any property of which the Premises forms a part, provided that the holder of any such mortgage and/or ground lease ("Mortgagee") shall enter into a written agreement with Tenant to the effect that (i) in the event of foreclosure or other action taken under the mortgage and/or ground lease by Mortgagee, this Lease and the rights of Tenant hereunder shall not be disturbed so long ad Tenant shall not be in material default hereunder beyond any time permitted to cure, but shall continue in full force and effect; and (ii) such Mortgagee shall permit insurance proceeds to be used for any restoration and repair required by the provisions of this Lease as set forth in Article 16. If on the date of this Lease there is in existence a mortgage on the Property, Landlord agrees to obtain from such mortgagee, a written agreement that this Lease and the right of Tenant hereunder shall not be disturbed so long as Tenant shall not be in material default hereunder beyond any time permitted to cure. The word "mortgage" as used herein includes mortgage, deed of trust or other similar instrument and any modifications, extensions, renewals and replacements thereof.

ARTICLE 18.   HOLDING OVER.

    Except when the term of this Lease is extended pursuant to Article 6 hereof, Tenant's continued occupancy of the Premises after expiration of the term of this Lease or any renewal or extension thereof or any earlier termination provided or permitted by this Lease, shall be from month-to-month. All covenants, provisions, obligations and conditions of this Lease shall remain in full force and effect during such month-to-month tenancy.

ARTICLE 19.   WAIVER OF SUBROGATION.

    Landlord and Tenant agree that it is their intention that each shall look solely to its own resources and/or its own insurance carrier for recovery of any loss to real and/or personal property. Landlord and Tenant hereby waive all rights of recovery and causes of action which either has or may have or which may arise hereafter against the other, whether caused by negligence, intentional misconduct or otherwise, for any loss, including deductible amounts and/or self-retained loss levels, caused by any perils coverable by "All Risk" property insurance (or the insurance industry equivalent), consequential loss, or use and occupancy types of insurance, or for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it and each party shall have its respective insurance policies properly endorsed (if necessary) to prevent any invalidation that might arise as the result of foregoing waivers.

 ARTICLE 20.  EMINENT DOMAIN.

    In the event that the entire Premises shall at any time after execution of this Lease be taken in public or quasi-public use or condemned under eminent domain, then this Lease shall terminate and expire effective the date of such taking and any prepaid rent or unearned charges shall be refunded to Tenant. Tenant shall have the right of termination of this Lease with an appropriate refund of prepaid rent or unearned charges, if, as a result of such eminent domain proceeding or other governmental or quasi-public action:

    (a) Any portion of the Premises shall be taken and the remaining portion shall be unsuitable for Tenant's continued business operations, determined in Tenant's sole business judgments; or

    (b) The total number of parking spaces established for the Premises shall be reduced by twenty percent (20%) or more, or Tenant, its customers, agents, employees and visitors are for more than thirty (30) days denied reasonable access to the Premises or parking areas.

    Should Tenant elect to remain in the Premises under the circumstances described in subparagraph (a), then rent shall be reduced for the remainder of the term thereafter in proportion to the amount of the Premises taken. All damages awarded in connection with the taking of the Premises whether permitted as compensation for diminution in value to the leaseholdor the fee of the Premises or for taking of any portion of the Property shall belong to Landlord, provided, however, if Tenant has made any leasehold improvements to the Premises or structural changes to the Premises with Landlord's written approval and at its own expense (regardless of when made), Tenant and not Landlord shall be entitled to claim an award for unamortized balance of Tenant's cost thereof amortized over the useful life thereof, not to exceed ten (10) years. In the event the condemning authority shall not make a separate award therefor, Landlord shall make a claim therefor on behalf of Tenant and if such claim is allowed, assign the portion of its award equal to such unamortized cost to Tenant. In addition, Tenant shall be entitled to claim an award from the condemning authority for loss of business, DAMAGE to merchandise and fixtures, removal and reinstallation costs and moving expenses.

ARTICLE 21.   NON-WAIVER OF DEFAULT.

    No acquiescence by either party in any breach of covenant or default by the other party hereunder shall operate as a waiver of its rights with respect to any other breach of default, whether of the same or any other covenant or condition, nor shall the acceptance of rent by Landlord at any time constitute a waiver of any rights of Landlord hereunder.

ARTICLE 22.   QUIET ENJOYMENT.

    Landlord hereby warrants that on or before the Commencement Date it will have a good and marketable fee simple estate in the Property and the Premises and full right and authority to lease the Premises in accordance with the terms hereof. Landlord covenants and agrees that in the event Tenant shall perform all covenants and agreements herein stipulated to be performed on Tenant's part" Tenant shall at all times have the peaceable and quiet enjoyment and possession of the Premises and easement rights herein granted with respect to the Property, without any manner of let or hindrance from Landlord or any other person or persons claiming rights by or through Landlord. Landlord further warrants that the execution of this Lease, compliance with the terms hereof and occupation of the Premises and the Property by Tenant will not conflict with, constitute or cause a breach or default under the terms of any agreement or instrument to which Landlord is a party.

    A breach of this Article by Landlord shall entitle Tenant to all available equitable relief as well as any and all remedies at law and Landlord shall indemnify Tenant from and against all damages, expense and costs arising out of or resulting from a breach of this Article.

    Upon written request from Tenant, Landlord shall provide Tenant with
evidence of Landlord's title to the Premises and the Property.   Such title 3nay
be evidenced by a photocopy of an existing policy of title insurance issued by a recognized title insurance company.

ARTICLE 23.   RECORDING.

    This Lease shall not be recorded, but at any time upon the request of either party hereto, the other party shall join in the execution of a recordable memorandum or so-called "short form" of this Lease for the purpose of public recordation. Said memorandum or short form of this Lease shall describe the parties, the Premises, the Property, the lease term and all options to extend or renew hereunder, any exclusive use provisions and shall incorporate this Lease by reference only, shall be in recordable form and may be recorded by either party at the cost and expense of the party requesting such recording.

ARTICLE 24.   ACCEPTANCE OF LEASE.

    This instrument shall me undertakings between the parties hereto with respect to the premises and constitute the entire Lease Agreement unless otherwise hereafter modified by both parties in writing.

ARTICLE 25.   NOTICE.

    Any notice or consent required to be given by or on behalf of either party to the other shall be in writing and given by mailing such notice or consent by certified mail, return receipt requested, or by overnight courier, addressed to the other party as follows:

    (a)  If to Landlord:

         Carol A. Haas, Trustee
         c/o Gerdenich & Co.
         5415 Monroe Street
         Toledo, Ohio 43623
         Attn: James Ostrowski, President

    (b)  If to Tenant:

         P. O. Box 202
         Perrysburg, Ohio 43552
         Attn:  Jerome Bechstein

or at such other addresses as may be specified from time to time in writing by either party. Mailed notices shall be deemed effective three (3) business days after mailing and notices by overnight courier shall be deemed effective on the date delivery is requested by the sending party.

ARTICLE 26.   TAX.

    Landlord will pay all general real estate taxes and assessments for betterments or improvements which may be levied or assessed by any lawful authority against the Property and the Premises. Commencing with the date Tenant shall open its Premises for business and during the term of this Lease for each full calendar year and proportionately for any part of a calendar year, Tenant agrees to reimburse Landlord as set forth below for any such real estate taxes and assessments levied or assessed against the Property and Premises, on a due and payable basis. Landlord shall make demand for reimbursement from Tenant, and each such demand shall be accompanied by a copy of the receipted tax statements for the taxes for which reimbursement is requested. Tenant shall pay to Landlord, within thirty (30) days following its receipt of Landlord's statement, the amount shown as due thereon.

ARTICLE 27.   TRANSFER OF LANDLORD'S INTEREST.

    No transfer or sale of Landlord's interest hereunder shall be binding upon Tenant until Tenant has received a photocopy of the original instrument assigning or transferring Landlord's interest in this Lease provided, however, this provision shall not be applicable to any such transfer as security for any loans made to Landlord.

ARTICLE 28.   RIGHT OF FIRST REFUSAL.

    If the Landlord desires to sell the Premises during the term of this Lease or extension hereof and prior to the Tenant exercising its option to purchase hereunder, Landlord shall give Tenant ten (10) days prior written notice of the terms and conditions of an offer to purchase the Premises that Landlord is willing to accept, then Tenant shall have a right of first refusal for the aforesaid ten-day period to match the terms and conditions of the aforesaid acceptable offer by entering into an agreement for the sale of the Premises with the Landlord. If Tenant fails to enter into an agreement for sale of the Premises with the Landlord during said ten-day period, then Landlord may sell same to a third party on the aforesaid terms and conditions.

ARTICLE 29.   PUBLIC LIABILITY INSURANCE.

    Tenant shall, after accepting possession of the Premises and thereafter during the entire term hereof, keep in full force and effect a policy of comprehensive general liability insurance coverage and property damage insurance with respect to claims arising from the use and occupancy of the Property and Premises by Tenant, under which the limits of public liability shall not be less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence or the equivalent thereof. Such policy shall provide that not less than thirty
(30) days written notice be given to Landlord in advance of the effective date of cancellation, non-renewal or material change in such policy. A certificate reflecting such insurance coverage and designating Landlord as insured thereunder shall be delivered to Landlord upon request therefor.

    The policy required by this Article 28 shall provide coverage on an occurrence basis and shall include products and completed operations coverage. Additionally, the parties agree to periodically increase the limits of such policy as prudent, good business judgment would dictate.

ARTICLE 30.   ASSIGNMENT AND SUBLETTING.

    Tenant shall have the right, without Landlord's consent, to assign this Lease or sublet the Premises: (i) to the parent or a subsidiary of Tenant; (ii) to a subsidiary or affiliate of Tenant's parent; or (iii) to any entity with which Tenant or Tenant's parent may merge or consolidate. Additionally, Tenant shall have the right, without Landlord's consent, to assign this Lease or sublet the Premises at any time for use as a bank. In ail of the foregoing instances, Tenant shall remain liable for all performance of all terms, covenants and conditions of this Lease.

    In the event that Tenant desires to assign this Lease or sublet the Premises for use other than the operation of a bank, such primary use (i) shall not be demeaning to the Property and/or the Premises; and (ii) Tenant shall notify Landlord in writing of its intention to assign this Lease or sublet the Premises, stating the entity to which it desires to assign or sublet and reflecting the proposed use for the Premises. Landlord shall approve such requested assignment or subletting with the understanding that Tenant will remain liable for the Tenant's performance of the terms, covenants, and conditions contained in this Lease.

ARTICLE 31.   ESTOPPEL CERTIFICATES.

    Landlord and Tenant agree, within fifteen (15) days of receipt of written request therefor, to execute, acknowledge and deliver to either party requesting such, a statement confirming the status of the Lease and confirming certain facto with respect thereto, provided such information and facto are true and readily ascertainable.

ARTICLE 32.   FORCE MAJEURE.

    If either party shall be delayed or prevented from the performance of any act required by this Lease by reason of strikes, utility failure, restrictive laws, riot, acts of God or other similar reasons not the fault of the non-performing party, then the performance time for such act shall be extended for a period equivalent to the period of such delay but not longer, than fifteen (15) days. The provisions of this Article shall not operate to excuse Tenant from prompt payment of rent or other charges hereunder.

ARTICLE 33.   TIME OF THE ESSENCE.

    Time is of the essence in the performance of each and every one of the terms, covenants, conditions and obligations of this Lease.

ARTICLE 34.   LIMITATION OF LANDLORD'S LIABILITY.

    Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate, property and interest of the Landlord in this Lease and the land, improvements and buildings (including but not limited to the Premises) comprising the Property and the Premises for the satisfaction of any judgment requiring the payment of money by Landlord or in the event of any default or breach by Landlord, and no other property or assets of Landlord or the owners of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

ARTICLE 35.   USE.

    Provided Landlord fulfills all of the conditions precedent to the commencement of this Lease, Tenant agrees to initially open the Premises as a bank, and operate as such during the initial term of this Lease and any renewal hereof.

ARTICLE 36.   RENTAL TAXES.

    Should any governmental taxing authority levy, assess, or impose any tax, excise or assessment (other than income or franchise tax) upon or against the rentals payable by Tenant to Landlord, either by way of substitution for or in addition to any existing tax on land, buildings or otherwise, Tenant shall be responsible for and shall pay any such tax, excise or assessment, or shall reimburse Landlord for the amount hereof, as the case may be.

ARTICLE 37.   LATE CHARGE.

    Any monthly installment of rent not received by Landlord within ten (10) days from the due date shall be subject to a penalty of five percent (5%) of the monthly rent until paid. Landlord shall not be required more than two (2) times in any Lease Year to give Tenant written notice of default for failure to pay Fixed Rent, as provided in Article 14.

ARTICLE 38.   CONDITIONS PRECEDENT TO LANDLORD'S OBLIGATIONS.

    Notwithstanding anything else in this Lease to the contrary, Landlord's obligations under this Lease shall be contingent on the following conditions precedent, and Landlord may unilaterally terminate this Lease upon Landlord's inability to accomplish any of the following conditions:

    (a)  Landlord's acquisition of the Property described on Exhibit A;

    (b) Tenant obtaining all necessary permits to engage in the construction of the Premises as identified in this Lease;

    (c) Landlord securing adequate financing to build the Premises and acquire the Property;

    (d) Landlord obtaining a Phase I Environmental Report on the Property, satisfactory to Landlord, its lender, and the Tenant.

ARTICLE 39.   RISK OF LOSS FOR PERSONAL PROPERTY OR BUSINESS.

    Anything to the contrary herein notwithstanding, all Property of the Tenant of any kind or description whatsoever in the Premises shall be at Tenant's sole risk and Landlord shall not be liable for any damage done to or loss of such property, or damage or loss suffered by the business of the

Tenant arising from any acts or neglect of Landlord, Landlord's agents, independent contractor, or from the bursting, overflowing, or leaking of water, sewer, or electric wires, fire, theft, or from gas or odors, caused in any other manner whatsoever not limited by the foregoing, except in the case of willful acts on the part of the Landlord.

    IN WITNESS WHEREOF, the parties hereto have set their hands to multiple copies hereof as of the date first above written.

IN THE PRESENCE OF:



                                         /s/ Carol A. Mockensturm Haas
-----------------------------------    --------------------------------------
                                         Carol A. Mockensturm Haas, Trustee

-----------------------------------                                "Landlord"

                                       Towne Bancorp, Inc.


                                       By:  /s/ Jerome Bechstein
-----------------------------------       -----------------------------------
                                            Jerome Bechstein, President

                                       By:  /s/ Lois A. Brigham
-----------------------------------       -----------------------------------
                                            Lois A. Brigham, Vice President

                                                                     "Tenant"